EXHIBIT 3.1

MEDALIST DIVERSIFIED REIT, INC.

CERTIFICATE OF NOTICE

THIS IS TO CERTIFY THAT:

FIRST: The Board of Directors of Medalist Diversified REIT, Inc., a Maryland corporation (the “Corporation”), pursuant to Section 7.7 of Article VII of the charter of the Corporation (the “Charter”), has determined that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a real estate investment trust for U.S. federal income tax purposes and, therefore, the Restriction Termination Date, as defined in Article IV of the Charter, has occurred.

SECOND: The undersigned acknowledges this Certificate of Notice to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer on this 17th day of February 2026.

ATTEST:		MEDALIST DIVERSIFIED REIT, INC.
By:	/s/ C. Brent Winn, Jr.	By:	/s/ Francis P. Kavanaugh
Name:	C. Brent Winn, Jr.	Name:	Francis P. Kavanaugh
Title:	Chief Financial Officer	Title:	President and Chief Executive Officer